SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 1, 2003
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)		02110 (Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the July 2003 Monthly Review on the Fund by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2003

By:	/s/Carol Wang

Name: Carol Wang Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

July 2003

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2
Taipei 106, Taiwan

Tel: (8862) 2325-7888
Fax: (8862) 2706-5371

Portfolio Review

The Fund posted strong returns in July as our major investments rallied on the basis of rising optimism on their outlook. Driven by gains in both our technology and non-technology holdings, the Fund returned 11.85 percent and managed to outperform the benchmark by 2.07 percentage points in U.S. dollar terms during July. For our active portfolio, we outperformed the benchmark by 5.5 percentage points in NT dollar terms. Within the technology sector, PC-related shares performed well due to increasing demand for notebook PCs. In our non-technology sectors, China Harvest shares advanced as investors took into account the positive impact of potential RMB appreciation. The Fund's performance came directly from our overweight positions within the technology and non-technology sectors. The worst performing sector in July was the finance sector, declining 2.19 percent in NT dollar terms. In hindsight, our decision to stay away from the finance sector was correct.

Looking forward, we plan to keep a balanced portfolio of both technology and non-technology stocks as we feel both areas offer attractive investment opportunities. In August, however, we will make minor adjustments to our holdings. After reaping significant profits on PC-related shares, we will also focus on communications-related shares, which we predict will catch up with the improved performance of the PC industry. On the other hand, we also plan on accumulating financial sector shares, which tend to generally perform well in the fourth quarter, and trimming our position in the shipping sector, where share prices reflect most of their strong fundamentals in the third quarter.

While we maintain a positive view of the market's long-term outlook, we expect a period of share price consolidation in August based on the significant returns that we have seen in the last three months. Looking at the market as a whole, we will need more evidence, particularly with regard to job stability, in order to justify current market valuation, which is built on the expectation of a strong recovery in the second half of the year.

Total Fund Sector Allocation

As of 07/31/03	% of Total Fund	% of TAIEX
Semiconductor	20.95	22.89
PC & Peripherals	17.63	16.65
Electronics	10.33	9.77
Banking	9.88	16.53
Plastics	7.47	6.96
Telecommunication	6.41	6.69
Electricals	3.78	1.37
Transportation	3.66	2.36
Steel	3.05	3.22
Auto	2.87	1.72
Textile	1.70	1.83
Rubber	1.21	0.81
Chemical	1.00	1.38
Wire & Cable	0.64	0.76
Cement	0.53	0.76
Others	4.67	6.31
Total	**95.78**	**100.00**
Cash	4.22	
Tech	**55.68**	**56.53**
Non-Tech	**30.22**	**26.94**
Financial	**9.88**	**16.53**

Total Net Asset: US$196.27M

Top 10 Holdings of Total Fund Portfolio

As of 07/31/03	% of Total Portfolio
Taiwan Semiconductor	8.70
Mediatek Incorporation	3.29
Compal Electronic	3.12
Quanta Computer	2.91
AU Optronics Corp	2.85
Asustek Computer Inc	2.75
Chunghwa Telecom	2.55
China Motor	2.45
Nan Ya Plastic	2.22
Formosa Chemical & Fiber	2.21
Total	**33.05**

NAV: US$11.99 **Price: US$10.64** **Prem.: -11.26%**
No. of Shares: 16.4M

Total Returns in US$ (%)**

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	**11.85**	**9.78**
Fiscal Year to Date	**6.06**	**18.41**
One Year	**2.07**	**5.59**
Three Years	**-19.03**	**-16.05**
Five years	**-5.91**	**-7.05**
Ten Years	**1.95**	**0.50**
Since Inception	**6.59**	**10.55**

**Total returns are historical and assume changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns for periods less than one year are not annualized.

Premium/Discount of TWN Taiwan Fund Premium/Discount 60% 1993/01/01-2003/07/31 40% 20% 0% -20% -40% 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 Market Data As of 06/30/03 As of 07/31/03 TAIEX 4872.15 5318.34 % change in NTD terms 6.94 9.16 % change in USD terms 7.25 9.78 NTD Daily avg. trading volume (In Billions) 101.29 128.51 USD Daily avg. trading volume (In Billions) 2.93 3.73 NTD Market Capitalization (In Billions) 9943.83 10910.94 USD Market Capitalization (In Billions) 287.29 317.02 FX Rate: (US$/NT$) 34.61 34.42 Taiwan’s Macro Economics Review 40.0% 52.0 30.0% 50.0 20.0% 48.0 10.0% 46.0 Jun. 0.0% 44.0 Jul. -10.0% 42.0 -20.0% 0.0 -30.0% 38.0 -40.0% 36.0 1990 1992 1994 1996 1998 2000 2002 Taiwan’s Export Growth 3MMA (left scale) ISM Inventories Index 3MMA (right scale) Source: HSBC AMTW The ISM inventory index finally met our expectations with an up-tick in July. US manufacturers seemed to regain confidence and started to prepare inventories for the anticipated future demand. Taiwanese manufacturers, as a result, are picking up outsourcing orders. Strong revenue momentum in the third quarter may carry into the fourth quarter, which is a key to further gains for the equity market. *Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned. *Effective from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800) 636-9242. *Please notify us immediately if you are having problems receiving this telecopy. Fund Manager: Alan Huang Deputy Fund Manager: Jovi Chen

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